EQ ADVISORS TRUST
Rule 10f-3 TRANSACTIONS SUMMARY
(SECURITIES PURCHASED IN AN OFFERING IN WHICH AN AFFILIATED UNDERWRITER PARTICIPATES)
For the period January 1 - June 30, 2012

  Underwriter    Commission
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter
EQ/UBS Growth and Income Portfolio 03/07/12 Citigroup $17,610,000.00  $1,798,000,000 $29.00  $0.35  American Capital Agency Corp.  UBS Securities LLC

EQ/Morgan Stanley Mid Cap Growth Portfolio 03/28/12 Goldman Sachs $51,600,000.00  $515,629,836 $12.00  $0.36  Zynga Inc. Morgan Stanley

EQ/Wells Fargo Omega Growth Portfolio 03/28/12 Citigroup $46,247,762.50  $1,131,250,000 $45.25 $1.244380  Dollar General Wells Fargo Securities LLC

EQ/Wells Fargo Omega Growth Portfolio - Wells Capital 05/10/12 J.P. Morgan Securities LLC $46,200,000.00  $588,000,000 $84.00 $2.940  Ultra Salon Cosmetics & Fragrance Inc Wells Fargo Securities, LLC

EQ/Franklin Core Balanced Portfolio - BIG/C 05/16/12 J.P. Morgan Securities LLC $15,000,000.00  $250,000,000 $99.879  0.65% Cardinal Health Inc PNC Capital Markets LLC

EQ/Global Bond PLUS Portfolio - BlackRock 05/16/12 J.P. Morgan Securities LLC $15,000,000.00  $250,000,000 $99.879  0.65% Cardinal Health Inc PNC Capital Markets LLC